Exhibit 99.1

From: David R. Harvey, Chairman and CEO	For questions, contact:
Kirk A. Richter, Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE

October 21, 2004

SIGMA-ALDRICH (NASDAQ: SIAL) REPORTS 22.7% INCREASE IN Q3 DILUTED EPS;

REAFFIRMS 2004 EPS FORECAST. ACQUISITIONS BOOST SALES GROWTH.

HIGHLIGHTS:

Continuing Operations:

•	Reported Q3 2004 diluted EPS increased to $.81, a 22.7% gain from Q3 2003 diluted EPS of $.66.

•	Q3 and YTD pretax margins exceed prior year levels at 22.3% and 22.8% of sales, respectively.

•	Reported sales in Q3 2004 increased 8.4%, with currency adjusted sales up 3.8%.

•	Q2 acquisitions boosted currency adjusted sales gains in Fine Chemicals to 13.5% in Q3.

•	Diluted EPS forecast for full year 2004 remains at $3.30 to $3.35.

Financial Condition:

•	Return on equity increased to 21.3%, exceeding the Company’s 20% goal and representing a new high in recent years.

•	Strong cash flow from operations helped reduce debt by $44 million during Q3 2004.

OVERALL RESULTS (Continuing Operations):

Reported sales increased 8.4% in the third quarter of 2004 compared to the same quarter in 2003, with a year-to-date gain of 8.3%. Currency benefits provided 4.6 and 5.4 percentage points of the third quarter and year-to-date gains, respectively. The acquisitions of Ultrafine and Tetrionics in Q2 2004 contributed another 1.5 and 0.7 percentage points of the third quarter and year-to-date growth, respectively. Overall, Q3 2004 sales, adjusted for both currency and acquisitions, grew by 2.3%, consistent with the rate achieved in the second quarter. Sales grew in both U.S. and international markets and each of our three business units, Scientific Research, Biotechnology and Fine Chemicals, reported growth in sales excluding currency and acquisition benefits. Increased sales and marketing efforts were helped by improved demand from pharmaceutical customers, partially offset by a small reduction in sales to U.S. academic and government customers from last year’s third quarter.

Reported operating and pretax income margins in the third quarter of 2004 were 22.7% and 22.3% of sales, respectively, with the improvement from 2003 margin levels following similar performance in the first two quarters of 2004. Currency and process improvement benefits, higher average sales prices and lower interest costs more than offset increased costs from new sales and marketing initiatives.

Reported diluted net income per share for the third quarter of 2004 rose 22.7% to $.81 from $.66 in the third quarter of 2003, including a $.09 benefit from currency exchange rates and $.05 from an international tax benefit. Year-to-date diluted EPS increased 26.9% to $2.55, with $.32 and $.14 from currency exchange rate and tax benefits, respectively. The Q3 and year-to-date EPS results from acquired businesses were negligible.

SALES RESULTS FOR CONTINUING OPERATIONS (all percentage comparisons are to comparable periods in 2003):

Reported sales in the third quarter of 2004 increased 8.4% to $340.6 million from $314.2 million in the third quarter of 2003. The reported year-to-date gain was 8.3%, with 2004 sales increasing to $1,057.3 million from $975.9 million in the prior year. Both periods benefited from the weaker U.S. dollar and the Q2 2004 acquisitions. Price increases in the third quarter remained consistent with the 2.3% gain achieved in the first half of 2004, but below the 3.0% gain achieved in 2003 due largely to conscious pricing decisions reflective of lower worldwide inflation rates. Excluding the acquisition contribution, overall unit volume for the third quarter and first nine months of 2004 remained consistent with prior year levels. Reported sales growth, currency benefits and currency adjusted sales changes were as follows:

	Three Months Ended September 30, 2004			Nine Months Ended September 30, 2004
	Reported	Currency Benefit	Currency Adjusted	Reported	Currency Benefit	Currency Adjusted
Scientific Research	7.1%	4.7%	2.4%	8.5%	5.6%	2.9%
Biotechnology	4.6%	4.5%	0.1%	6.5%	5.5%	1.0%
Fine Chemicals	17.7%	4.2%	13.5%	10.1%	4.8%	5.3%
Total	8.4%	4.6%	3.8%	8.3%	5.4%	2.9%

Scientific Research: A price gain of 2.8% in Q3 was largely in-line with the 2.9% achieved in the first half of 2004, but reduced from the 4.0% gain for all of 2003 as conscious pricing decisions reflect lower worldwide inflation rates and our desire to maintain prices at competitive levels. After reporting a modest volume gain of 0.6% in Q2, overall unit growth was down 0.4% in Q3. The benefits of our aggressive global sales and marketing activities together with continued improved demand from U.S. and European pharmaceutical customers was offset by a reduction in sales to academic and government accounts in the U.S. as various states responded to lower tax revenues with reductions in research funding.

Biotechnology: The 0.1% increase in currency adjusted sales in Q3 reflects a 2.5% price gain offset by a volume decline of 2.4%. The Q3 price gain was largely in-line with the 2.6% achieved in the first half of 2004 and the 2.8% gain achieved in 2003. After declining in Q1, sales to pharmaceutical accounts improved for the second successive quarter. Reduced worldwide demand for synthetic DNA, lower sales of animal sourced serum due to continued, constrained market supply and declines in sales to academic accounts similar to our experience in Scientific Research in Q3 more than offset the improvements, resulting in an overall volume decline for this business unit.

Web-based Research (Scientific Research and Biotechnology combined) Sales: Electronic ordering through the Company’s web site increased worldwide sales through the web to 24% of consolidated Research sales in Q3 2004, up from 21% in Q3 2003.

Fine Chemicals: The second quarter acquisitions of Ultrafine and Tetrionics added 8.4 and 3.8 percentage points of this unit’s Q3 and year-to-date growth, respectively. Currency adjusted sales excluding acquisitions increased 5.1% from Q3 2003. This is an improvement on virtually flat performance in the first half of 2004, reflecting continued improvement in sales to pharmaceutical customers and the traditional inconsistent quarterly sales patterns in this business. Booked orders for future delivery, one partial indicator of possible future sales results, remained strong.

INCOME ANALYSIS:

The Company’s reported Q3 and year-to-date net income and diluted earnings per share from continuing and discontinued operations, before and after currency impacts and an international tax benefit in 2004, are summarized below:

	Three Months Ended September 30, 2004		Three Months Ended September 30, 2003
	Net Income (millions)	Diluted Earnings Per Share	Net Income (millions)	Diluted Earnings Per Share
Net income from continuing operations before currency impact and international tax benefit	$46.8	$0.67	$46.8	$0.66
Currency impact on continuing operations	6.3	0.09	—	—

Net income from continuing operations before international tax benefit	53.1	0.76	46.8	0.66
International tax benefit	3.2	0.05	—	—

Reported net income from continuing operations	56.3	0.81	46.8	0.66
Net income from discontinued operations	—	—	—	—
Reduction of loss on disposition of discontinued operations	—	—	—	—

Total reported net income	$56.3	$0.81	$46.8	$0.66

	Nine Months Ended September 30, 2004		Nine Months Ended September 30, 2003
	Net Income (millions)	Diluted Earnings Per Share	Net Income (millions)	Diluted Earnings Per Share
Net income from continuing operations before currency impact and international tax benefit	$145.8	$2.09	$143.7	$2.01
Currency impact on continuing operations	22.3	0.32	—	—

Net income from continuing operations before international tax benefit	168.1	2.41	143.7	2.01
International tax benefit	10.1	0.14	—	—

Reported net income from continuing operations	178.2	2.55	143.7	2.01
Net income from discontinued operations	—	—	1.1	0.02
Reduction of loss on disposition of discontinued operations	—	—	1.6	0.02

Total reported net income	$178.2	$2.55	$146.4	$2.05

Reported operating income improved to 22.7% and 23.3% of sales for the third quarter and first nine months of 2004, respectively, up from 22.1% and 21.9% of sales for both the third quarter and first nine months of 2003, respectively. The operating income margin improvement in 2004 over 2003 reflects improved gross margins and a small decline in R&D spending levels partially offset by planned additions to our sales force and new marketing programs.

Gross margins exceeded 53% for both the third quarter and first nine months of 2004, representing the highest level achieved in recent years. This gross margin improvement came from continued currency benefits, higher average sales prices, and ongoing cost reductions from process improvement activities. R&D spending in Q3 2004 was 3.1% of sales, a modest increase from the spending level of 2.9% of sales in the first half of 2004. We expect to continue to boost these expenditures to the previously announced level of 4% of sales over the next several years, fully expecting these efforts to assist in maintaining our sales growth above market rates. S,G&A expenses increased as a percentage of sales in Q3 2004 compared to both last year’s third quarter and the first half of 2004 as savings from process improvement activities only partially offset cost increases for sales force additions and new marketing programs.

Reported pretax income from continuing operations was 22.3% and 22.8% of sales for the third quarter and first nine months of 2004, respectively, up from 21.4% and 21.1% of sales for the third quarter and first nine months of 2003. This improvement reflects the operating results noted above and reduced interest costs in 2004 compared to 2003 due to reduced borrowings, as well as interest earned on higher cash balances in 2004.

The tax rate reduction for the nine-month periods from 30.2% in 2003 to 26.0% in 2004 reflects benefits from changing our worldwide organizational structure to align our legal entities with our international operating organization.

OUTLOOK:

We continue to expect our overall currency adjusted sales growth to improve in the final quarter of 2004. While not anticipating any major change in overall markets, our ongoing sales and marketing efforts are expected to boost currency adjusted sales gains. The benefits from a larger field sales force, enhanced marketing programs and a variety of new distribution, collaboration and licensing agreements are all expected to contribute to the improved growth in Q4. Price gains are expected to continue roughly in-line with the 2.3% gain achieved to date. The sales growth provided by the acquisitions of Ultrafine and Tetrionics is expected to improve on the 1.5% benefit in the third quarter of 2004. Overall, these activities are expected to produce a currency adjusted sales gain for the fourth quarter of roughly 4%, with an annual increase exceeding 3%. Combined with currency benefits realized to date and those expected in the final quarter if rates remain at September 30, 2004 levels, total reported sales are expected to grow by 7-8% for the full year.

If September 30, 2004 exchange rates remain throughout Q4 2004, we also expect continued profit benefits from the weaker U.S. dollar, though at even more modest levels than those experienced in the third quarter. Operating and pretax profit margins may moderate from the improved year to date levels, but are expected to remain above the 21.8% and 21.0% levels, respectively, achieved for 2003. R&D tax credits available in the U.S. were recently continued and U.S. tax benefits on exports will be replaced with other tax credits, resolving much of the uncertainty about our ability to maintain a 26% effective tax rate for the full year of 2004. Additional modest share repurchase activities may also benefit EPS.

Based on the expectations described above and all known factors, management is reaffirming its estimate of projected diluted EPS from continuing operations for all of 2004 in the range of $3.30 to $3.35. This EPS expectation represents a 23-25% increase over the $2.68 reported for 2003, with approximately 80% of the increase contributed by currency effects and the reduction in our effective tax rate.

CEO’s STATEMENT:

Commenting on third quarter performance and expectations for the final quarter of 2004, Chairman and CEO David Harvey said: “I am pleased with our strong growth in earnings per share, the positive cash flow we’ve generated and the efforts of my 6,000 plus co-workers in what has been a less than robust market. We’ve seen pharmaceutical markets improve only slightly while government funding has been reduced. But, our efforts have enabled us to continue to take share and grow our currency adjusted sales at an above market rate. The gains achieved in the third quarter in the pharmaceutical sector and in our Fine Chemicals business continue to show that our efforts to boost sales growth are making positive contributions. And, I do fully expect to see improved sales growth in the final quarter as we close out 2004. Our strengths—Unrivaled Scientific Knowledge that gives us a leadership position in Life Science and High Technology, our obsession with customer service that has been recognized for the third consecutive year with a #1 ranking from Bioinformatics, and our passion for process improvement that’s eliminated over $55 million in costs over the last three years— are all key contributors to our success. These strengths provide a base that is expected to boost sales growth in the final quarter of 2004 and for years to come, providing our customers the products and service they need in the evolving world of science, our employees with challenging and rewarding work, and our shareholders with superior returns.”

Harvey continued, “Two months ago, our Board promoted Jai Nagarkatti to his new role as President and Chief Operating Officer. In that new role, supported by his colleagues running our businesses and major functional areas, our shared challenge remains to continue to identify and implement programs that help us reach or exceed our growth goals and maintain a return on equity that exceeds 20%. While current sales, marketing and R&D activities are expected to carry through this year and into 2005, our ongoing efforts to take share, and ultimately raise our stock price, require us to launch new and exciting approaches.”

OTHER INFORMATION:

Non-GAAP Financial Measures: The Company uses certain non-GAAP financial measures to supplement its GAAP disclosures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by similar companies in the Company’s industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure.

With over 50% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted growth, and believes it is useful to investors, to judge the Company’s controllable, local currency performance. While we are able to report currency impacts after the fact, we are unable to estimate changes that may occur during 2004 to applicable rates of exchange and are thus unable to provide a reconciliation of the projected non-GAAP, currency adjusted internal growth rates to reported GAAP growth rates for the year 2004 as required by Regulation G adopted by the Securities and Exchange Commission. Any significant changes in currency exchange rates would likely have a significant impact on our reported growth rates due to the volume of our sales denominated in foreign currencies.

Management also reports both GAAP and adjusted sales and income amounts and comparisons to reflect what it believes is ongoing and/or comparable operating results excluding currency impacts and unusual and/or non-recurring items, including the international tax benefit in 2004 and the sales benefit from recent acquisitions. Management excludes these unusual and/or non-recurring items in judging its performance and believes this non-GAAP information is useful to investors as well.

Share Repurchase: Another 0.1 million shares were acquired in the third quarter of 2004, bringing the total acquired in 2004 to 0.5 million shares and the total acquired since beginning the program in late 1999 to 35.5 million shares at average purchase prices of $57.22 per share and $35.17 per share, respectively. There were 69.0 million shares outstanding at September 30, 2004. The Company expects to continue share repurchases to acquire the remaining 4.5 million authorized shares, but the timing and number of shares purchased, if any, will depend upon market conditions and other factors.

Cash, Working Capital and Debt: In the first nine months of 2004, cash generated from operating activities and active management of working capital enabled the Company to fund the second quarter acquisitions that required $75.1 million, repay $59.7 million in borrowings, increase dividend payouts by 47%, and continue its share repurchase program. We continue to search for other acquisition opportunities to reinvest cash and improve returns, but these must offer the same long-term growth and return opportunities as our recently completed transactions.

Accounts receivable days sales outstanding at September 30, 2004 were 53 days, equal to the June 30, 2004 level and a one-day improvement from the December 31, 2003 level. Ongoing active inventory management programs, partially offset by inventory added from recent acquisitions, resulted in a September 30, 2004 inventory level of 7.4 months on hand compared to 7.6 months at December 31, 2003. Reported inventories at September 30, 2004 declined by $2.0 million from December 31, 2003 levels, with currency rate changes accounting for approximately 40% of the change.

At September 30, 2004, short-term borrowings were $8.0 million at a weighted average interest rate of 0.7% and long-term debt was $177.8 million at a weighted average interest rate of 6.5%.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and chemical manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 34 countries and has over 6,000 employees providing excellent service worldwide. We are committed to the success of our Customers, Employees and Shareholders through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including without limitation the “Highlights”, “Income Analysis”, “Outlook”, “CEO’s Statement”, “Other Information-Share Repurchase” and “Other Information-Cash, Working Capital and Debt” sections contained above and other statements regarding the Company’s expectations, goals, beliefs, intentions and the like regarding future sales, earnings, share repurchases and other matters. These statements involve assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) changes in pricing and the competitive environment, (2) fluctuations in foreign currency exchange rates, (3) other changes in the business environment in which the Company operates, (4) changes in research funding, (5) uncertainties surrounding government healthcare reform, (6) government regulations applicable to the business, (7) the impact of fluctuations in interest rates, (8) the effectiveness of the Company’s further implementation of its global software systems, (9) the ability to retain customers, suppliers and employees, (10) the success of research and development activities, (11) changes in worldwide tax rates or tax benefits from international operations, (12) the impact of acquisitions and success in integrating and obtaining projected results from the acquisitions, and (13) the outcome of the matters described in Note 11- Contingent Liabilities and Commitments-in the Company’s Form 10-K report for the period ended December 31, 2003. The Company does not undertake any obligation to update these forward-looking statements.

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Income (Unaudited)

(in millions except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net sales	$340.6	$314.2	$1,057.3	$975.9
Cost of products sold	158.3	150.0	493.1	474.1

Gross profit	182.3	164.2	564.2	501.8
Selling, general and administrative expenses	94.3	84.6	286.2	256.7
Research and development expenses	10.6	10.2	31.5	31.5
Interest, net	1.3	2.3	5.7	7.7

Income from continuing operations before income taxes	76.1	67.1	240.8	205.9
Provision for income taxes	19.8	20.3	62.6	62.2

Net income from continuing operations	56.3	46.8	178.2	143.7
Discontinued operations:
Net income from operations of discontinued business, net of taxes	—	—	—	1.1
Reduction of loss on disposition of discontinued operations, net of taxes	—	—	—	1.6

Net income	$56.3	$46.8	$178.2	$146.4

Weighted average number of shares outstanding - Basic	69.0	70.7	69.1	70.9

Weighted average number of shares outstanding - Diluted	69.8	71.4	69.8	71.5

Net income per share - Basic
Net income from continuing operations	$0.82	$0.66	$2.58	$2.03
Net income from operations of discontinued business, net of taxes	—	—	—	0.02
Reduction of loss on disposition of discontinued operations, net of taxes	—	—	—	0.02

Net income	$0.82	$0.66	$2.58	$2.07

Net income per share - Diluted
Net income from continuing operations	$0.81	$0.66	$2.55	$2.01
Net income from operations of discontinued business, net of taxes	—	—	—	0.02
Reduction of loss on disposition of discontinued operations, net of taxes	—	—	—	0.02

Net income	$0.81	$0.66	$2.55	$2.05

Condensed Consolidated Balance Sheets

(in millions)

	(Unaudited) September 30, 2004	December 31, 2003
ASSETS

Cash and cash equivalents	$134.3	$127.6
Accounts receivable, net	197.6	178.2
Inventories	424.6	426.6
Other current assets	79.7	82.6

Total current assets	836.2	815.0

Property, plant and equipment, net	555.0	547.4
Other assets	251.3	185.8

Total assets	$1,642.5	$1,548.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt	$8.0	$66.6
Accounts payable	67.4	73.4
Accrued expenses	94.0	85.4
Accrued income taxes	45.0	32.0

Total current liabilities	214.4	257.4

Long-term debt	177.8	176.3
Noncurrent liabilities	121.1	115.2
Stockholders’ equity	1,129.2	999.3

Total liabilities and equity	$1,642.5	$1,548.2

SIGMA-ALDRICH CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Nine Months Ended September 30,
	2004	2003
Cash flows from operating activities:
Net income	$178.2	$146.4
Adjustments:
Net income from operations of discontinued business	—	(1.1)
Reduction of loss on disposition of discontinued operations	—	(1.6)
Depreciation and amortization	53.9	51.3
Net changes in assets and liabilities	7.3	30.5

Net cash provided by operating activities	239.4	225.5

Cash flows from investing activities:
Net property additions	(47.4)	(34.2)
Acquisitions, net of cash acquired	(75.1)	—
Other	(0.9)	(0.2)

Net cash (used in) investing activities	(123.4)	(34.4)

Cash flows from financing activities:
Net repayment of debt	(59.7)	(48.4)
Payment of dividends	(35.4)	(24.1)
Treasury stock purchases	(28.6)	(65.4)
Exercise of stock options	14.6	12.8

Net cash (used in) financing activities	(109.1)	(125.1)

Effect of exchange rate changes on cash	(0.2)	0.2

Net change in cash and cash equivalents	6.7	66.2
Cash and cash equivalents at January 1	127.6	52.4

Cash and cash equivalents at September 30	$134.3	$118.6

Supplemental Financial Information - Continuing Operations (Unaudited)

(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Business Unit sales

Scientific Research	$201.2	$187.8	$626.4	$577.4
Biotechnology	75.0	71.7	236.2	221.7
Fine Chemicals	64.4	54.7	194.7	176.8

Total	$340.6	$314.2	$1,057.3	$975.9